SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Preliminary Proxy Statement
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Soliciting Material Pursuant to Section 240.14a-12

WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 10
(Name of Registrant as Specified In Its Charter)

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January 7, 2019

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Re:
WNC Housing Tax Credit Fund VI, L.P., Series 10, a California limited partnership (the “Partnership”)

Link to Consent Solicitation: http://news.wncinc.com/Proxies.htm

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated January 7, 2019 (the “Solicitation”) was sent to your client(s) and other limited partners in the Partnership (the “Limited Partners”) in regard to a proposed sale (the “Proposal”) of the Partnership’s final investment asset: Humboldt Village Limited Partnership, a Nevada limited partnership. (Humboldt Village is referred to below as “HVLP”, the Partnership’s interest therein is referred to below as the “Local Limited Partnership Interest,” and the real property of HVLP is referred to below as the “Apartment Complex.”)

In the aggregate, the original Limited Partners have received a net Federal tax credit return of approximately 101% of invested capital.

On such date as the last asset of the Partnership is sold, the Partnership would be dissolved (the “Dissolution”). Upon Dissolution, the Partnership would be wound up, and thereafter the Partnership would be terminated and cease to exist (the “Termination”).

The Managing General Partner (the “MGP”) is recommending the Proposal. Reasons for the recommendation include:

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The sale of the last Partnership asset or the Dissolution may allow Limited Partners to use their unused passive losses.
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The Dissolution and Termination will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership.
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The Apartment Complex no longer produces tax credits, which was a principal benefit of investing in the Local Limited Partnership Interest. HVLP is the last remaining Partnership investment asset.
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It is now possible to sell the Apartment Complex or the Local Limited Partnership Interest without a recapture of prior tax credits.
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The third party opinions of value of the Apartment Complex as set forth in the most recent restricted appraisals are described below. The Apartment Complex is considered to be significantly underwater.
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The Partnership does not have enough cash to pay all of its obligations, including obligations previously written off the financial statements but still owed to the MGP. The Partnership has no source of cash to pay its expenses, except for the annual reporting fee and/or distributions it receives from HVLP. HVLP pays an annual reporting fee and annual distributions to the Partnership pursuant to the HVLP governing limited partnership agreement, but this amount is not sufficient to pay Partnership current and accrued expenses. The Partnership is dependent on the willingness of the MGP to fund the payment of Partnership expenses. The annual fees and/or distributions to the Partnership from HVLP, and the Partnership’s accrued and current expenses, are set forth in “FINANCIAL INFORMATION - Selected Financial Data” and Exhibit B in the Consent Solicitation Statement.

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The Partnership was intended only to hold its investments for a single cycle of acquisition, generation of credits and disposition, and the Partnership’s governing limited partnership agreement does not permit the Partnership to raise additional equity capital or to make new capital investments. Accordingly, the Partnership cannot make capital improvements or otherwise invest to continue its ownership of the Local Limited Partnership Interest to generate any additional economic benefit from future tax credits.
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The Apartment Complex is aging and the need for capital improvements and upgrades exists or may arise.
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Maintenance and administrative expenses associated with an aging Apartment Complex may increase.

If you have any questions please contact Investor Services by phone or email at investorservices@wncinc.com

Best regards,
Emmet Hargrave
Vice President Fund Management

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